Exhibit 99.2

JOINT FILERS’ NAMES AND ADDRESSES

1.              Insight Venture Partners VIII, L.P.

2.              Insight Venture Partners (Cayman) VIII, L.P.

3.              Insight Venture Partners VIII (Co-Investors), L.P.

4.              Insight Venture Partners (Delaware) VIII, L.P.

5.              Insight Venture Associates VIII, Ltd.

6.              Insight Venture Associates VIII, L.P.

7.              Insight Holdings Group, LLC

The business address for each of the above reporting persons is:

c/o Insight Venture Partners

1114 Avenue of the Americas, 36th Floor

New York, NY 10036